UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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Gordmans Stores, Inc.

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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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April 19, 2013

Dear Stockholders:

On behalf of Gordmans Stores, Inc., it is my pleasure to invite you to the 2013 Annual Meeting of Stockholders of Gordmans Stores, Inc., to be held at the Denver Marriott City Center, 1701 California Street, Denver, Colorado on Wednesday, May 22, 2013 at 1:00 p.m. Mountain Daylight Time.

Information about the meeting and the various matters on which the stockholders will vote is included in the Notice of Annual Meeting of Stockholders and Proxy Statement for Annual Meeting of Stockholders which follows. Also included is a proxy card and postage-paid return envelope. Please sign, date and mail the enclosed proxy card in the return envelope provided, as promptly as possible, whether or not you plan to attend the meeting. A copy of Gordmans Stores, Inc.’s 2012 Annual Report is also enclosed for your review.

We appreciate your support and look forward to seeing you at our annual meeting.

Sincerely,

Jeff Gordman

President, Chief Executive Officer and Secretary

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 22, 2013

The Annual Meeting of Stockholders (the “Annual Meeting”) of Gordmans Stores, Inc. (“Gordmans” or the “Company”) will be held at the Denver Marriott City Center, 1701 California Street, Denver, Colorado on Wednesday, May 22, 2013 at 1:00 p.m. Mountain Daylight Time. At the Annual Meeting, our stockholders will be asked to:

1.	Elect the directors named in the accompanying Proxy Statement;
2.	Ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending February 1, 2014; and
3.	Transact such other business as may properly come before the meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 22, 2013: This Notice of Annual Meeting and Proxy Statement and the 2012 Annual Report are available at http://investor.gordmans.com/financials.cfm.

Whether or not you expect to be present at the meeting, please vote your shares by following the instructions on the enclosed proxy card. If your shares are held in the name of a bank, broker or other recordholder, their voting procedures should be described on the voting form they send to you. Any person voting by proxy has the power to revoke it at any time prior to its exercise at the meeting in accordance with the procedures described in the accompanying Proxy Statement.

IF YOU PLAN TO ATTEND:

Please note that space limitations make it necessary to limit attendance to stockholders and one guest. Admission to the meeting will be on a first-come, first-served basis. Registration and seating will begin at 12:45 p.m. Mountain Daylight Time. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport. Stockholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the close of business on April 5, 2013. Cameras (including cellular phones with photographic capabilities), recording devices and other electronic devices will not be permitted at the meeting.

By order of the Board of Directors:

Jeff Gordman

President, Chief Executive Officer and Secretary

Omaha, Nebraska

April 19, 2013

12100 West Center Road

Omaha, Nebraska 68144

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 22, 2013

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Gordmans Stores, Inc. from the holders of shares of common stock of Gordmans Stores, Inc. to be voted at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Wednesday, May 22, 2013, at 1:00 p.m. Mountain Daylight Time, at the Denver Marriott City Center, 1701 California Street, Denver, Colorado.

As used in this Proxy Statement, the terms “we,” “our,” “us,” “Gordmans,” or the “Company” refer to Gordmans Stores, Inc.

ABOUT THE ANNUAL MEETING

Why did I receive these materials?

Our Board is soliciting proxies for the Annual Meeting. You are receiving a Proxy Statement because you owned shares of our common stock on the close of business on April 5, 2013, and that entitles you to vote at the meeting. By use of a proxy, you can vote whether or not you attend the meeting. This Proxy Statement describes the matters on which we would like you to vote and provides information on those matters so that you can make an informed decision.

The Notice of Annual Meeting of Stockholders, a proxy card, this Proxy Statement and the 2012 Annual Report are being mailed to stockholders on or about April 24, 2013.

What is the purpose of the Annual Meeting?

At the Annual Meeting, stockholders will be asked to act upon the matters outlined in the Notice of Annual Meeting of Stockholders. In addition, management will report on our performance during the fiscal year ended February 2, 2013 (“fiscal year 2012”) and respond to questions from stockholders.

Who is entitled to vote at the meeting?

Only stockholders of record at the close of business on April 5, 2013, the record date for the Annual Meeting (the “Record Date”), are entitled to receive notice of and to participate in the Annual Meeting. If you were a stockholder of record on that date, you will be entitled to vote all of the shares that you held on that date at the Annual Meeting or at any postponements or adjournments of the meeting.

If, as of the Record Date, your shares were held in an account with a brokerage firm, bank or other nominee, then you are the beneficial owner of the shares held in street name. As a beneficial owner, you have the right to direct your nominee on how to vote the shares held in your account, and it will provide voting instructions for you to use in directing it on how to vote your shares. However, the organization that holds your shares is considered the stockholder of record for purposes of voting at the meeting. Because you are not the stockholder of record, you may not vote your shares at the meeting unless you request and obtain a valid proxy from the organization that holds your shares giving you the right to vote the shares at the meeting.

Who can attend the meeting?

All of our common stockholders as of the Record Date, or their duly appointed proxies, may attend the Annual Meeting, and each may be accompanied by one guest. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. Registration will begin at 12:45 p.m. Mountain Daylight Time. If you attend, please note that you may be asked to present valid picture identification, such as a driver’s license or passport. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

Please also note that if you hold your shares in “street name” (that is, through a brokerage firm, bank or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the Record Date and check in at the registration desk at the meeting.

How many votes do I have?

You will be entitled to one vote for each outstanding share of our common stock you owned as of the Record Date on each matter considered at the meeting. As of the Record Date, there were 19,416,676 shares of our common stock outstanding and eligible to vote. There is no cumulative voting.

What constitutes a quorum and how will votes be counted?

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of common stock entitled to vote will constitute a quorum for purposes of the Annual Meeting, thereby permitting the Company to conduct its business at the Annual Meeting. As of the Record Date, 19,416,676 shares of our common stock, representing the same number of votes, were outstanding. Thus, the presence of the holders of common stock representing at least 9,708,339 votes will be required to establish a quorum.

Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of votes considered to be present at the Annual Meeting for purposes of establishing a quorum, but will not be deemed a vote cast with respect to the “non-discretionary” matters to be acted upon at the meeting. A “broker non-vote” occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Brokers will not be permitted to vote on your behalf with respect to the “non-discretionary” proposals set forth in the Proxy Statement if you do not provide voting instructions on such matters. The ratification of Grant Thornton LLP as our independent registered public accounting firm for fiscal year 2013 is considered to be a discretionary matter and your brokerage firm will be able to vote on that item even if it does not receive instructions from you, so long as it holds your shares in its name. Your brokerage firm will not be permitted to vote on the election of directors on your behalf if it does not receive instructions from you.

In tabulating the voting results, abstentions generally have the effect of a negative vote. Broker non-votes have no effect on the voting results since, by definition, they are not entitled to be cast on a matter. With regard to the election of directors, since directors are elected by a plurality, both abstentions and broker non-votes will have no effect.

How do I vote?

If you are a registered stockholder (that is, if you own common stock in your own name and not through a broker, bank or other nominee that holds common stock for your account in a “street name” capacity), you can vote either in person at the Annual Meeting or by proxy without attending the Annual Meeting. You may vote by proxy by using the enclosed proxy card. When you return a proxy card that is properly signed and completed, the shares of common stock represented by your proxy will be voted as you specify on the proxy card. If you attend the Annual Meeting in person, you may vote at the meeting and your proxy (if you previously returned one) will not be counted.

If you hold your shares in “street name,” you must either direct the bank, broker or other record holder of your shares as to how to vote your shares, or obtain a proxy from the bank, broker or other record holder to vote at the meeting. Please refer to the voter instruction cards used by your bank, broker or other record holder for specific instructions on methods of voting, including by telephone or using the Internet.

Your shares will be voted as you indicate. If you return the proxy card but you do not indicate your voting preferences, then the individuals named on the proxy card will vote your shares in accordance with the recommendations of the Board. The Board and management do not now intend to present any matters at the Annual Meeting other than those outlined in the notice of the Annual Meeting. Should any other matter requiring a vote of stockholders arise, stockholders returning the proxy card confer upon the individuals named on the proxy card discretionary authority to vote the shares represented by such proxy on any such other matter in accordance with their best judgment.

If you do not vote and you hold your shares in street name, and your broker does not have discretionary power to vote your shares, your shares may constitute “broker non-votes” (as described above) and will not be counted in determining the number of shares necessary for approval of certain proposals. However, shares that constitute broker non-votes will be counted for the purpose of establishing a quorum for the meeting. Voting results will be tabulated and certified by the inspector of elections appointed for the meeting.

Can I change or revoke my vote after I vote or return my proxy card?

Yes. If you are a stockholder of record, you may revoke or change your vote at any time before the proxy is exercised by filing with our corporate Secretary a notice of revocation or another proxy bearing a later date or by attending the Annual Meeting and voting in person. For shares you hold beneficially in “street name,” you may change your vote by submitting new voting instructions to your broker, bank or other nominee or, if you have obtained a legal proxy from your broker, bank or other nominee giving you the right to vote your shares, by attending the Annual Meeting and voting in person. In either case, the powers of the proxy holders will be suspended if you attend the Annual Meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

How are we soliciting this proxy and who is bearing the costs of this solicitation?

We are soliciting this proxy on behalf of the Board by mail and will pay all expenses associated with this solicitation. In addition to mailing these proxy materials, certain of our officers and other associates may, without compensation other than their regular compensation as an officer or associate, solicit proxies by further mailing or personal conversations, or by telephone, facsimile or other electronic means. We may engage the services of a proxy solicitor to aid in the solicitation of proxies and to verify records relating to the solicitation. All costs of such solicitation of proxies would be borne by us. We anticipate that should we retain the services of a proxy solicitor, that firm would receive customary fees for those services, which would not be significant. We will also, upon request, reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their reasonable out-of-pocket expenses for forwarding proxy materials to the beneficial owners of our common stock and for obtaining proxies.

What are the Board’s recommendations?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board. The Board’s recommendation is set forth together with the description of each item in this Proxy Statement. In summary, the Board recommends a vote FOR each of the proposals.

Will stockholders be asked to vote on any other matters?

Our Amended and Restated Bylaws (our “Bylaws”) require that we receive advance notice of any proposal to be brought before the Annual Meeting by our stockholders, and we have not received notice of any such proposals. If any other matters properly come before the Annual Meeting, the persons named as proxies for stockholders will vote on those matters in the manner they consider appropriate.

What vote is required to approve each item?

Election of Directors (Proposal No. 1). Directors are elected by a plurality of the votes cast at the meeting, which means that the two nominees who receive the highest number of properly executed votes will be elected as directors, even if those nominees do not receive a majority of the votes cast. Each share of our common stock is entitled to one vote for each of the director nominees. You may vote “FOR” all or some of the nominees or you may “WITHHOLD” your vote for some or all of the nominees. You may not cumulate your votes for the election of directors. A properly executed proxy marked “WITHHOLD” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. A vote to “WITHHOLD” will have no effect on the outcome.

Ratification of the Appointment of Grant Thornton LLP (Proposal No. 2). Stockholders may vote “FOR” or “AGAINST” the ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for fiscal year 2013, or may abstain from voting. Approval of Proposal No. 2 requires the affirmative vote of the majority of shares present in person or by proxy and entitled to vote at the Annual Meeting.

A properly executed proxy marked “abstain” will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.

What should I do if I receive more than one set of voting materials?

You may receive more than one set of voting materials, including multiple copies of this Proxy Statement and multiple proxy cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please vote your shares applicable to each proxy card and voting instruction card that you receive.

Where can I find the voting results of the Annual Meeting?

The preliminary voting results will be announced at the Annual Meeting. The final results will be tallied by the inspector of elections and filed with the U.S. Securities and Exchange Commission (“SEC”) in a current report on Form 8-K within four business days of the Annual Meeting.

How may I obtain a copy of Gordmans’ Bylaws provisions regarding stockholder proposals and director nominations?

You may contact the Secretary at our principal executive offices for a copy of the relevant Bylaws provisions regarding the requirements for making stockholder proposals and nominating director candidates.

How may I view a list of Gordmans’ stockholders?

A list of our stockholders entitled to attend and vote at the Annual Meeting will be available for viewing during normal business hours during the ten days preceding the date of the Annual Meeting at our offices located at:

12100 West Center Road

Omaha, Nebraska 68144

The list will also be available for viewing at the Annual Meeting. You must be a stockholder of Gordmans and present valid identification to view the list.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

The Board consists of seven directors and is divided into three classes as follows: three directors are designated as Class I directors, two directors are designated as Class II directors and two directors are designated as Class III directors. The current term of office of our Class I directors expires at the 2014 annual meeting of stockholders, while the term for Class II directors expires at the 2015 annual meeting of stockholders and the term for Class III directors expires at the Annual Meeting. Upon recommendation by the Nominating and Corporate Governance Committee of the Board, the Board has nominated the following two persons to serve as Class III directors for a term beginning at the 2013 Annual Meeting and ending at the 2016 annual meeting of stockholders: Donald V. Roach and T. Scott King. Each of the nominees is currently a director and has consented to serve for another term if elected. If any of the nominees become unavailable to serve as a director, the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board.

Unless proxy cards are otherwise marked, the persons named as proxies will vote all proxies FOR the election of each nominee named in this section. Proxies submitted to us cannot be voted at the Annual Meeting for nominees other than those nominees named in this Proxy Statement.

The name of each nominee for director, their ages as of March 31, 2013, and other information about each nominee are set forth below:

Donald V. Roach.  Mr. Roach, age 55, has been a director of Gordmans since 2008. Mr. Roach has been with Sun Capital Partners, Inc. since 2008 and currently serves as a Group Chief Financial Officer. Mr. Roach has over 30 years of experience in senior finance and operations management, including: Senior Vice President, Operations, The Bombay Company, a home décor retailer, from 2002 to 2008; Acting Chief Financial Officer of Guess? Inc. from 2001 to 2002; and Executive Vice President, Chief Operating Officer of eFanShop.com, a start-up internet business, from 2000 to 2001.

As a result of these and other professional experiences, Mr. Roach possesses particular knowledge and experience in retail merchandising and marketing; accounting, finance and capital structure; apparel and consumer goods; and strategic planning and leadership of complex organizations that strengthen the Board’s collective qualifications, skills and experience.

T. Scott King, Chairman.  Mr. King, age 61, was appointed as a director of Gordmans in February 2013 to fill a vacancy on the Board. Mr. King has been with Sun Capital Partners, Inc. since 2003 and currently serves as a Senior Managing Director. Mr. King has over 30 years of experience in senior finance and operations management, including: Chief Executive Officer and President, Waterlink, Inc., a water treatment equipment retailer, from 1998 to 2002; and President of the Consumer Brands Division at The Sherwin Williams Company from 1977 to 1998.

As a result of these and other professional experiences, Mr. King possesses particular knowledge and experience in retail merchandising; marketing, accounting and finance, and capital structure; and strategic planning and leadership of complex organizations that strengthen the Board’s collective qualifications, skills and experience.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR EACH OF THE DIRECTORS LISTED ABOVE.

Other Directors Not Standing for Election at this Meeting

Other than the current nominees, the five (5) remaining members of the Board will continue to serve as members of our Board. The name of each director who will continue to serve after the Annual Meeting, their ages as of March 31, 2013, and other information are set forth below:

Class I directors:

Jeff Gordman, President, Chief Executive Officer and Secretary.  Mr. Gordman, age 49, joined Gordmans in 1990 and has previously held positions in merchandising, store operations and information technology. Prior to assuming his current position in 1996, Mr. Gordman led the conceptualization and implementation of the merchandise planning and allocation function, after which he was responsible for directing this business function. Prior to joining the Company, Mr. Gordman worked as an investment banking analyst at Lehman Brothers. Mr. Gordman serves as a director for Hayneedle, Inc., a venture capital-backed internet retailer recognized by Inc. Magazine as one of America’s fastest growing companies. Mr. Gordman also served as director for Regency Beauty Institute, a private equity-backed high growth chain of cosmetology schools, from August 2005 to November 2010.

Mr. Gordman graduated cum laude from the Wharton School at the University of Pennsylvania in 1986 with a B.S. in Economics and earned an M.S. in Management from the Sloan School at the Massachusetts Institute of Technology in 1990.

As a result of these and other professional experiences, Mr. Gordman possesses particular knowledge and experience in retail merchandising; accounting, finance and capital structure; and apparel and consumer goods that strengthen the Board’s collective qualifications, skills and experience.

Stewart M. Kasen.  Mr. Kasen, age 73, has been a director of Gordmans since November 2010. Mr. Kasen has extensive experience in the retail industry. He served as President and Chief Executive Officer of S&K Famous Brands, Inc., a chain of menswear retail stores, from 2002 through his retirement in 2007. Prior to joining S&K, he served as Chief Executive Officer of several retail organizations including Schwarzschilds, a fine jewelry chain, and Best Products Co., Inc., a catalog showroom. Prior to joining Best Products Co., Inc., Mr. Stewart served in various capacities in two divisions of Carter Hawley Hale Stores over a 24 year period, including serving as President and Chief Executive Officer of Emporium-Capwell Co. from 1987 to 1989 and Thalhimers Bros. Co., Inc. from 1984 to 1987. Mr. Kasen currently serves on the Board of Directors of Retail Holdings NV, a Netherland Antilles public company that distributes consumer durable products in selected emerging markets in Asia, as well as Markel Corp., a financial holding company whose principal business is underwriting specialty insurance products. He has also served on a number of public boards including Lenox Group Inc., Elder-Beerman Stores Corp., O’Sullivan Industries Holdings Inc. and K2, Inc.

As a result of these and other professional experiences, Mr. Kasen possesses particular knowledge and experience in retail merchandising; accounting and finance; and apparel and consumer goods that strengthen the Board’s collective qualifications, skills and experience.

James A. Shea.  Mr. Shea, age 67, has been a director of Gordmans since November 2010. In October 2010, Mr. Shea retired from AutoZone, Inc., a national auto parts chain, where he held the position of Executive Vice President of Merchandising, Marketing and Supply Chain since 2005. Prior to joining AutoZone, Mr. Shea co-founded Portero, an Internet retailer of luxury goods. Between 1999 and 2003, he was Chief Executive Officer and a director of Party City, a specialty party good chain and Halloween specialty retailer. Mr. Shea has also held senior merchandising executive positions with various retail and consumer companies, including Lechters Housewares, May Company, Target Corporation and Eddie Bauer. Mr. Shea holds an M.B.A. from the Wharton School at the University of Pennsylvania.

As a result of these and other professional experiences, Mr. Shea possesses particular knowledge and experience in the retail industry, including merchandising and marketing, and accounting and finance that strengthen the Board’s collective qualifications, skills and experience.

Class II directors:

Jason H. Neimark.  Mr. Neimark, age 42, has been a director of Gordmans since April 2011. Mr. Neimark, a Managing Director at Sun Capital Partners, Inc., has had extensive experience in mergers and acquisitions and corporate finance, including corporate acquisitions and divestitures, leveraged finance issuances, and public and private equity offerings. Prior to joining Sun Capital Partners in 2001, Mr. Neimark was a Principal of Midwest Mezzanine Funds, which provides junior capital to middle market businesses. Mr. Niemark was a director of Accuride Corporation, a public company, from February 2009 to October 2009 and was a director of Loud Technologies, a private company, from May 2005 to July 2008.

As a result of these and other professional experiences, Mr. Neimark possesses particular knowledge and experience in accounting, corporate finance and capital structure, and strategic planning and leadership of complex organizations across multiple industries that strengthens the Board’s collective qualifications, skills and experience.

Kenneth I. Tuchman.  Mr. Tuchman, age 62, has been a director of Gordmans since July 2010. Mr. Tuchman has been a Vice Chairman in the investment and corporate banking practice at BMO Capital Markets, a financial services provider, since 2010 and has over 30 years of experience in investment banking, with a focus on mergers and acquisitions in the retail and consumer industries. Prior to serving as a Vice Chairman at BMO, Mr. Tuchman was an independent business advisor to several privately held businesses, which included retail and non-retail companies, from 2009 to 2010. Mr. Tuchman served as a Vice Chairman in the investment and corporate banking practice at Bank of America Merrill Lynch, a financial services provider, from 2007 to 2009 and as Vice Chairman of Wasserstein Perella & Co. (including its successor firms, Dresdner, Kleinwort Wasserstein and Dresdner Kleinwort), an investment banking and financial services provider, from 1997 to 2007.

As a result of these and other professional experiences, Mr. Tuchman possesses particular knowledge and experience in the retail industry and of accounting, finance and capital structure that strengthens the Board’s collective qualifications, skills and experience.

CORPORATE GOVERNANCE

Code of Conduct

Our Code of Conduct is applicable to all of our officers, directors and associates, including our Chief Executive Officer and Chief Financial Officer. Our Code of Conduct is available on our website at http://investor.gordmans.com/governance.cfm. You may contact our Secretary at our principal executive offices for a printed copy of our Code of Conduct. Our Code of Conduct is periodically reviewed by our Nominating and Corporate Governance Committee, and changes are recommended to the Board as appropriate. Any amendments or waivers of our Code of Conduct pertaining to a member of our Board or one of our executive officers will be disclosed on our website at the above-referenced address.

Board Composition and Director Independence

Our Amended and Restated Certificate of Incorporation provides that the Board shall consist of such number of directors as determined from time to time by resolution adopted by a majority of the total number of directors then in office. The Board currently consists of seven members and, following the Annual Meeting, if all director nominees are elected to the Board, the Board will continue to consist of seven members with no vacancies. Any additional directorships resulting from an increase in the number of directors may be appointed only by the directors then in office. For so long as affiliates of Sun Capital Partners, Inc. (“Sun Capital”) own 30% or more of our outstanding shares of common stock, they will have the right to designate a majority of our Board of Directors, provided that, at such time as we are not a “controlled company” under the NASDAQ Stock Market corporate governance standards, a majority of our Board of Directors will be “independent directors,” as defined under the rules of the NASDAQ Stock Market. The term of office for each director will be until his successor is elected and qualified or until his earlier death, resignation or removal.

We are a “controlled company” for purposes of the corporate governance rules of the NASDAQ Stock Market corporate governance standards by virtue of the fact that affiliates of Sun Capital control more than 50% of the total voting power of our common stock. As a controlled company, exemptions under the standards free us from the obligation to comply with certain corporate governance requirements, including the requirements:

•	that a majority of our directors be “independent directors”;

•	that we have a nominating committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

•	that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	that we conduct annual performance evaluations of the nominating committee and compensation committee.

These exemptions do not modify the independence requirements for our Audit Committee. All members of our Audit Committee are required to be “independent directors,” as defined under the rules of the NASDAQ Stock Market and the SEC.

Once we are no longer a “controlled company,” we must comply with the independent board committee requirements as they relate to the Compensation Committee and Nominating and Corporate Governance Committee, subject to the phase-in rules of the NASDAQ Stock Market as follows: (1) we must have one independent committee member on the date we are no longer a “controlled company”; (2) we must have a majority of independent committee members within 90 days of the date we are no longer a “controlled company”; and (3) all committee members must be independent within one year of the date we are no longer a “controlled company.” Additionally, we will have 12 months from the date we cease to be a “controlled company” to have a majority of independent directors on our Board of Directors.

The Board has determined that Messrs. Kasen, Shea and Tuchman meet the criteria for independence set forth in Section 5605(a)(2) of the NASDAQ Stock Market corporate governance rules.

Board Leadership Structure and Executive Sessions

In February 2013, Thomas V. Taylor resigned from the Board as Chairman. Consequently, the Board appointed Mr. King as Chairman of the Board in February 2013 to fill the vacancy. Mr. King was also appointed as Chairman of the Compensation Committee of the Board and to the Nominating and Corporate Governance Committee of the Board to fill the vacancy on the committees resulting from Mr. Taylor’s resignation.

We have a separate Chairman and Chief Executive Officer, with Mr. King serving as our Chairman and Mr. Gordman serving as our Chief Executive Officer. The Board currently believes that having a separate Chairman and Chief Executive Officer provides an appropriate separation of duties and is in the best interests of our stockholders.

Three of our seven board members are independent under the NASDAQ Stock Market corporate governance rules and the Board believes that the independent directors provide effective oversight of management. Our independent directors meet in executive sessions on a periodic basis. The Board has not selected a lead independent director; however, for executive sessions of independent directors, the participating directors select one director to preside at the executive session and consult with the Chairman and the Chief Executive Officer following the session. In the future, the Board may determine to appoint a lead independent director, in which case such director would act as an active liaison and point of contact between management and our independent directors.

The Board recognizes that no single leadership model is right for all companies and at all times, and the Board will continue to review its leadership structure as appropriate to ensure it continues to be in the best interests of our stockholders.

Role of Board in Risk Oversight

Our management team is responsible for our day-to-day risk management, and the Board is responsible for risk oversight. The Board executes its risk management responsibility directly and through its committees. During Board meetings, the Board regularly receives reports from our senior executive officers. These reports are designed to provide the Board with a detailed understanding of our business operations that both apprise the Board of risks we face and enable the Board to assess risks effectively.

The Audit Committee has responsibility for overseeing the Company’s enterprise risk management process. The Audit Committee receives reports from our management team, including reports that rank and assess risks we face and an assessment of the effectiveness of our internal controls over financial reporting, which are typically reviewed on a quarterly basis. Overall risk areas include financial risk assessments, risk management policies, information technology risks, major financial risk exposures and the steps management has taken to monitor and control such risks and exposures. The Compensation Committee oversees risks associated with our compensation policies and practices with respect to both executive compensation and compensation generally. The Compensation Committee receives reports, including reports from management, and discusses whether our compensation policies and practices create risks that are reasonably likely to have a material adverse effect on us. The Nominating and Corporate Governance Committee provides oversight of our compliance programs and assists the Board’s other standing committees with respect to their oversight of our compliance programs.

Outside Advisors

The Board and its committees are free to engage independent outside financial, legal and other advisors as they deem necessary to provide advice and counsel on various topics or issues, at our expense, and are provided full access to our officers and associates.

Director Attendance at Board Meetings and Annual Meetings of Stockholders

During fiscal year 2012, our Board met five times, our Audit Committee met five times, our Compensation Committee met four times and our Nominating and Corporate Governance Committee met one time. Each director attended at least 75% of the aggregate number of Board meetings and committee meetings of which such director was a member for the time such director was a member during fiscal year 2012, either in person or via teleconference. Each director (excludes Mr. King, who was not a director until February 2013) attended the annual meeting of stockholders held in May 2012.

Communications with the Board

Stockholders or interested parties may send communications to our directors as a group or individually, by writing to those individuals or the group: c/o Gordmans Stores, Inc., Corporate Secretary, 12100 West Center Road, Omaha, Nebraska 68144, or electronically on our website at http://investor.gordmans.com/contactus.cfm. The Secretary will review all correspondence received and will forward all correspondence that is relevant to the duties and responsibilities of the Board or our business to the intended director(s). Examples of inappropriate communication include business solicitations, advertising and communication that is frivolous in nature, relates to routine business matters (such as product inquiries, complaints or suggestions) or raises grievances that are personal to the person submitting the communication. Upon request, any director may review communication that is not forwarded to the directors pursuant to this policy.

Board Committees

We currently have an Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. The table which follows sets forth committee memberships as of the date of this proxy statement.

Director	Audit Committee		Compensation Committee		Nominating and Corporate Governance Committee
Jeffrey J. Gordman					X
Stewart M. Kasen	X
T. Scott King			X	*	X
Jason H. Neimark			X
Donald V. Roach			X		X	*
James A. Shea	X
Kenneth I. Tuchman	X	*

* Indicates chairman of the committee.

Because we are a “controlled company” for purposes of the corporate governance rules of the NASDAQ Stock Market, we are exempt from the rules that would otherwise require that our Compensation Committee and Nominating and Corporate Governance Committee be composed entirely of independent directors. The “controlled company” exception does not modify the independence requirements for the Audit Committee, and we comply with the requirements of the Sarbanes-Oxley Act and the rules of the NASDAQ Stock Market.

Our Compensation Committee and Nominating and Corporate Governance Committee are currently comprised of directors who have not been determined to meet the definition of “independent directors” for purposes of serving on such committees. As stated above, once we are no longer a “controlled company,” we must comply with the independent board committee requirements as they relate to the Compensation Committee and Nominating and Corporate Governance Committee, subject to applicable phase-in rules.

Audit Committee

The Audit Committee assists the Board in its oversight responsibilities relating to financial matters. As required by the NASDAQ corporate governance rules, none of the members of our Audit Committee have participated in the preparation of the financial statements of the Company and each of the members is able to read and understand fundamental financial statements, including the Company’s balance sheet, statement of operations and cash flow statement. In addition, the Board has determined that Mr. Tuchman qualifies as an “audit committee financial expert” within the meaning of SEC regulations and comparable NASDAQ corporate governance requirements.

Our Board adopted a formal written Audit Committee charter on August 2, 2010, which is reviewed and reassessed by our Audit Committee for adequacy on a regular basis and revised as necessary. Our Audit Committee Charter is available on our website at http://investor.gordmans.com/governance.cfm.

Among other matters enumerated in the charter, our Audit Committee has responsibility for: (1) appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm; (2) discussing with our independent registered public accounting firm their independence from management; (3) reviewing with our independent registered public accounting firm the scope and results of their audit; (4) approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm; (5) overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the Securities and Exchange Commission; (6) reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements; (7) establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters; and (8) reviewing and approving related person transactions.

All members of the Audit Committee are “independent” under the heightened independence standard required for audit committee members under the NASDAQ Stock Market corporate governance rules and the rules of the SEC.

Compensation Committee

Our Compensation Committee charter is reviewed and reassessed by our Compensation Committee for adequacy on a regular basis and revised as necessary. Our Compensation Committee Charter is available on our website at http://investor.gordmans.com/governance.cfm.

Among other matters enumerated in its charter, our Compensation Committee has responsibility for: (1) reviewing key associate compensation goals, policies, plans and programs; (2) reviewing and approving the compensation of our directors, chief executive officer and other executive officers; (3) reviewing and approving employment agreements and other similar arrangements between us and our executive officers; (4) administrating stock plans and other incentive compensation plans; and (5) preparing the compensation committee report on executive officer compensation required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”) for inclusion in the Company’s annual proxy statement or Annual Report on Form 10-K.

Our Compensation Committee charter allows the Compensation Committee to retain a consultant to assist in determining or recommending the amount or form of executive or director compensation. The Compensation Committee retained Aon Hewitt for fiscal year 2012 to assist the Compensation Committee in its review of the executive and CEO compensation structure and strategy.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee assists the Board in its oversight of Board composition, corporate governance policies and practices and related matters. Our Nominating and Corporate Governance Committee charter is reviewed and reassessed by our Nominating and Corporate Governance Committee for adequacy on a regular basis and revised as necessary. Our Nominating and Corporate Governance Committee Charter is available on our website at http://investor.gordmans.com/governance.cfm.

Among other matters enumerated in its charter, our Nominating and Corporate Governance Committee has responsibility for: (1) identifying individuals qualified to become members of the Board, consistent with criteria approved by the Board; (2) overseeing the organization of the Board to discharge the Board’s duties and responsibilities properly and efficiently; and (3) identifying best practices and recommending corporate governance principles.

Director Candidates and Diversity

The Nominating and Corporate Governance Committee identifies, recruits and recommends candidates for the Board and is responsible for reviewing and evaluating any candidates recommended by stockholders. The committee’s recommendations are submitted to a vote of the full Board. Candidates approved by a majority of the Board will be presented to stockholders for election at the annual meeting of stockholders.

All director nominees must possess certain core competencies, some of which may include experience in retail, consumer products, real estate, store operations, finance and accounting, logistics, product design, merchandising, marketing, general operations, strategy, human resources, technology, or experience as a chief executive officer. In addition to having one or more of these core competencies, director nominees are identified and considered on the basis of experience, historical knowledge of the Company’s business, integrity, diversity, leadership, reputation, and, in the case of outside directors, the ability to understand our business. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria, and no particular criterion is necessarily applicable to all prospective nominees. All director nominees are pre-screened to ensure that each candidate has qualifications that complement the overall core competencies of the Board. The screening process also includes conducting a background evaluation and an independence determination. We may engage, for a fee, search firms to identify and assist the Nominating and Corporate Governance Committee with identifying, evaluating and screening candidates for our Board.

In evaluating candidates for election to our Board, the Nominating and Corporate Governance Committee and our Board seek the most qualified individuals based on the criteria and desired qualities described above and consider diversity in the following manner. We believe a diversity of professional backgrounds enhances our Board’s performance of its leadership and oversight functions in that directors with a variety of professional experience and expertise will be able to view all of the different elements and aspects of our business from different critical viewpoints and ask questions and make proposals and decisions from a broader range of professional views. Such diversity enables a broader critical review of more aspects of our business which we believe enhances, among other things, the Board’s oversight of our risk management processes.

The Company’s Bylaws contain a procedure allowing for the nomination by stockholders of proposed directors. Our Nominating and Corporate Governance Committee will consider director nominees submitted by our stockholders for election.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2012, the members of our Compensation Committee were Messrs. Neimark, Roach and Taylor. No member of our Compensation Committee is or has been an officer or employee of the Company, and none of our executive officers served on the compensation committee or board of directors of any entity that employed any member of our Compensation Committee or Board. There are, and during fiscal year 2012 there were, no interlocking relationship between any of our executive officers and the Compensation Committee, on the one hand, and the executive officers and compensation committee of any other companies, on the other hand.

Messrs. Neimark, Roach and King are affiliated with Sun Capital, and Messr. Taylor was affiliated with Sun Capital until November 2012, at which time he ceased to be affiliated with Sun Capital and became an independent member of the Board. In connection with our initial public offering in August 2010, we entered into a Services Agreement with Sun Capital Partners Management V, LLC (“Sun Capital Management”), an affiliate of Sun Capital, to (1) reimburse Sun Capital Management for out-of-pocket expenses incurred in providing consulting services to us and (2) provide Sun Capital Management with customary indemnification for any such services. We reimbursed Sun Capital $56 thousand in fiscal year 2012 for expenses under this Services Agreement.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis describes the compensation arrangements we have with our named executive officers as required under the rules of the SEC. The SEC rules require disclosure for the principal executive officer (our Chief Executive Officer or CEO) and principal financial officer (our Chief Financial Officer or CFO), regardless of compensation level, and the three most highly compensated executive officers both during and at the end of the last completed fiscal year, other than the CEO and CFO. Also, SEC rules require disclosure for up to two other individuals that would have otherwise qualified but for the fact the individual was not serving as an executive officer at the end of the last completed fiscal year. We are including for disclosure six named executive officers because our former Executive Vice President and Chief Merchandising Officer, who resigned during fiscal year 2012, would have otherwise qualified had she been an executive officer at the end of fiscal year 2012. All of these named executive officers are referred to in this Compensation Discussion and Analysis as our “NEOs.”

Our NEOs for fiscal year 2012 were:

Name	Title

Jeffrey J. Gordman	Director, President, Chief Executive Officer and Secretary

Michael D. James	Senior Vice President, Chief Financial Officer, Treasurer and Assistant Secretary

Johanna K. Lewis	Former Executive Vice President and Chief Merchandising Officer

Michael S. Morand*	Executive Vice President and Chief Merchandising Officer

Tracie L. Wickenhauser	Senior Vice President of Stores

Michael E. Wirkkala	Executive Vice President of Operations and Chief Operating Officer

*	Mr. Morand was named Executive Vice President and Chief Merchandising Officer effective February 11, 2013. Prior to this, Mr. Morand was the Executive Vice President of Planning, Allocation and Analysis.

At our 2011 annual meeting of stockholders, we submitted our executive compensation program to an advisory vote of our stockholders and it received an overwhelming level of support at approximately 99% of the total votes cast on the proposal. We pay careful attention to any feedback we receive from our stockholders about our executive compensation program, including the say-on-pay vote. Based on the high level of support obtained in 2011, the Compensation Committee did not deem it necessary to implement any significant changes to the program. Nonetheless, the Compensation Committee will continue to consider and monitor stockholder feedback in its subsequent executive compensation decision making and will review our executive compensation program to ensure it aligns with our executive compensation objectives and philosophy. In addition, at our 2011 annual meeting, approximately 84% of our stockholders supported a vote every three years on our executive compensation program and, in response, our Board has decided to hold a vote on say-on-pay every three years, with the next vote set to occur at the 2014 annual meeting of stockholders.

Historical Compensation Decisions

Prior to our initial public offering in August 2010, we were a privately-held company controlled by investment funds managed by Sun Capital. As a result, we were not subject to any stock exchange listing or SEC rules requiring a majority of our Board to be independent or relating to the formation and functioning of board committees, including audit, compensation and nominating and corporate governance committees.

Executive Compensation Objectives and Philosophy

The executive compensation programs in place for fiscal year 2012 were set by our Compensation Committee. The Compensation Committee reviews and approves the compensation of our NEOs (and, in the case of our Chief Executive Officer, recommends such compensation to our Board for approval) and oversees and administers our executive compensation programs and initiatives. As we gain further experience as a public company, we expect that the specific direction, emphasis and components of our executive compensation program will continue to evolve.

Since our initial public offering, the Compensation Committee has met outside the presence of all of our NEOs to consider appropriate compensation for our President and Chief Executive Officer. For all other NEOs, the Compensation Committee has met outside the presence of all NEOs except our President and Chief Executive Officer. In setting fiscal year 2012 compensation for our NEOs, the President and Chief Executive Officer reviewed each of the other NEO’s performance with the Compensation Committee and recommended appropriate base salary, cash performance awards and grants of long-term equity incentive awards for all such NEOs. Based upon the recommendations from our President and Chief Executive Officer and in consideration of the objectives and principles described below, the Compensation Committee approves the annual compensation packages of our NEOs (other than our President and Chief Executive Officer). Our Compensation Committee annually analyzes our President and Chief Executive Officer’s performance and determines his base salary, cash performance awards and grants of long-term equity incentive. Fiscal year 2013 compensation for our NEOs, including our President and Chief Executive Officer, will be reviewed and set using the same process.

For fiscal year 2012, the Compensation Committee retained an independent compensation consulting firm, Aon Hewitt, to assist in its review of our executive and CEO compensation structure and strategy. Aon Hewitt assisted the Compensation Committee with analyzing competitive peer company market data and relevant information relating to the Company’s compensation programs. Aon Hewitt looked at the competitiveness of our compensation arrangements with our executive officers by benchmarking our compensation programs against peer companies.

Our executive compensation program is designed to:

•	attract and retain talented and experienced executives in our industry;

•	reward executives whose knowledge, skills and performance are critical to our success;

•	ensure fairness among the executive management team by recognizing the contributions each executive officer makes to our success;

•	foster a shared commitment among executives by aligning their individual goals with the goals of the executive management team and our Company; and

•	compensate our executives in a manner that incentivizes them to manage our business to meet our long-term objectives.

Benchmarking Analysis

Aon Hewitt was engaged by the Compensation Committee in fiscal year 2012 to benchmark our executive and CEO compensation structure and strategy against peer positions in the retail industry. All aspects of executive and CEO compensation were benchmarked by Aon Hewitt, including cash compensation (base salary and non-equity incentive compensation) and equity incentive compensation. Although the Committee considered the results of the benchmarking analysis, it did not make any determinations or changes in executive compensation based solely on the benchmarking analysis alone and did not target executive compensation to a specific range within the peer group. The peer group for the benchmarking analysis was derived from Aon Hewitt’s proprietary executive compensation database, a comprehensive source of executive pay and practices. The peer group consisted of companies similar to us in size, based on annual revenues, and includes companies in the retail industry with executive positions similar to us on the basis of functional responsibility, which was deemed appropriate by the Committee. Our Compensation Committee utilizes the benchmarking analysis to provide context for its compensation decision making. We expect that our Compensation Committee will continue to evaluate benchmarking information as it makes determinations about compensation in the future.

In benchmarking our executive and CEO compensation structure and strategy, Aon Hewitt’s analysis focused on the competitiveness of the following aspects of our executive and CEO compensation program compared to the peer group:

•	cash compensation, including base salary and non-equity incentive compensation; and

•	long-term equity based compensation

In reviewing our executive and CEO cash compensation structure and strategy, the base salaries and annual non-equity incentive opportunities for certain of our executive officer positions were, on average, lower than that of similarly situated executives within the peer group. As a result of this market analysis and consistent with the overall objectives of our executive compensation program, the base salaries for several of our executive officers were increased during fiscal year 2012 to be more in line with market data. Following these increases, the base salaries for our executives, including our NEOs, generally fell between the 85th and 90th percentile of the median for the peer group. Further, the review of our annual cash incentive award program’s structure and strategy resulted in enhancements to our performance-based cash incentive awards program in fiscal year 2012 consistent with the overall objectives of our executive compensation program. These enhancements included an increase in the bonus target percentages for our executive officers and CEO and an adjustment to the thresholds for both company and individual performance for our executive officers and CEO to be more in line with market data and meet the objectives of our executive compensation program.

In reviewing our equity incentive structure, the structure of our equity incentive compensation program was compared to the market data from the benchmarking analysis, including the type of equity incentive awards issued, the prevalence of participation in equity incentive awards by key employees throughout the Company, and how the amount of equity incentive compensation compares to total executive compensation. Results of the benchmarking analysis were considered in determining both the form and amount of equity incentive compensation awarded to executive officers and the CEO in fiscal 2012 and will be incorporated into future year decisions on equity incentive compensation issued to executive officers and the CEO.

Risk Management and Assessment

We have reviewed our compensation policies and practices with respect to risk-taking incentives and risk management, and do not believe that potential risks arising from our compensation policies or practices are reasonably likely to have a material adverse effect on the Company.

Elements of Compensation

Our current executive compensation program consists of the following components:

•	base salary;

•	annual cash incentive awards linked to corporate financial and individual performance objectives;

•	long-term equity based compensation; and

•	other executive benefits.

These elements, on an aggregate basis, are intended to substantially satisfy the overall objectives of our executive compensation program. We strive to achieve an appropriate mix between the various elements of our executive compensation program to meet our compensation objectives and philosophy; however, we do not apply any rigid allocation formula in setting our executive compensation, and we may make adjustments to this approach for various positions after giving due consideration to prevailing circumstances. Generally, the amount of our performance-based cash incentives are determined as a percentage of the recipient’s base salary, as reflected in the performance grids which follow. See “Performance-Based Cash Incentive Awards.” Our long-term equity based compensation is designed such that approximately 10% of the total equity of the Company is available for allocation among our executive officers (including our NEOs) and other management level associates, with the amount awarded to each recipient determined based on such executive officer’s position and total compensation.

Base Salary

An evaluation of each NEO’s performance was conducted at the beginning of fiscal year 2012 by our President and Chief Executive Officer, and each NEO’s annual increase in base pay, if any, was determined based on various factors, including the Company-wide merit increase guideline for the year, our financial performance, the NEO’s overall individual performance rating and the NEO’s current salary in relation to the salary range established for the NEO’s position. The Board reviewed and approved all base salary adjustments recommended by our President and Chief Executive Officer.

The base salary of our President and Chief Executive Officer was reviewed by our Compensation Committee and ultimately approved by our Board of Directors.

The fiscal year 2012 annual base salary for each of our NEOs is set forth below.

Name	Base Salary(1)
Jeff Gordman	$635,000
Michael D. James	$235,000
Johanna K. Lewis(2)	$300,000
Michael S. Morand	$250,000
Tracie L. Wickenhauser	$250,000
Michael E. Wirkkala	$303,000

(1)	Represents the annual base salary for each NEO as of February 2, 2013.
(2)	Represents Ms. Lewis’s annual base salary through January 13, 2013, her date of resignation.

Salaries for our NEOs are reviewed and adjusted annually, as well as at the time of a promotion or other change in level of responsibilities, or when competitive circumstances or business needs may require. As noted above, we expect that the Compensation Committee will recommend a compensation package (including base salary) for fiscal year 2013 that is consistent with our compensation philosophies.

Performance-Based Cash Incentive Awards

Our President and Chief Executive Officer and Compensation Committee have authority to award annual cash bonuses to our executive officers. On an annual basis, or at the commencement of an executive officer’s employment with us, our President and Chief Executive Officer and Compensation Committee typically set a target level of bonus compensation that is structured as a percentage of annual base salary for all NEOs other than the President and Chief Executive Officer. The corporate financial and individual performance objectives, while separately evaluated, were aggregated for purposes of determining the amount of cash incentive awards payable to an NEO. In calculating the total cash incentive award payable to an NEO, the corporate financial performance component was assigned a weight of 65% and the individual performance component was assigned a weight of 35%.

The target annual incentive award for our President and Chief Executive Officer is established by the Compensation Committee and approved by the Board and is tied to our annual profit plan.

The actual bonuses awarded in any year, if any, may be more or less than the target, depending on individual performance and the achievement of corporate financial objectives, but may vary based on other factors at the discretion of our President and Chief Executive Officer and/or Compensation Committee. We believe that establishing cash bonus opportunities helps us attract and retain qualified and highly skilled executives. These annual bonuses are intended to reward executive officers who have a positive impact on our financial performance.

For fiscal year 2012, the corporate financial performance component of the cash incentive award was linked to achievement of a target net income of $29.9 million. We believe that net income is the best measure of the Company’s overall financial performance. Upon attaining the target net income, all NEOs other than our President and Chief Executive Officer would have earned a cash incentive award equal to 29.3% of his or her fiscal year 2012 base salary. The corporate financial performance component of the cash incentive award was able to be increased or decreased, in each case on a pro-rata basis, provided that no cash incentive would have been awarded for the corporate financial performance component unless net income of $25.2 million was attained. However, discretionary bonuses of up to $300,000 in aggregate may be awarded by our President and Chief Executive Officer. We use our audited financial statements as the official source for determining the net income achieved by the Company.

Any incentive award may be revoked at any time if subsequent audits detect any discrepancies in accounting or inventory practices. Associates, including our NEOs, involved in these types of discrepancies may also face disciplinary actions up to, and including, termination of employment.

For fiscal year 2012, the individual performance component of the cash incentive award was linked to achievement of a target performance rating of ‘3’, or ‘As Expected’, under our performance management system. Under this system, each NEO works with our President and Chief Executive Officer at the beginning of the year to establish objectives specific to the function for which such NEO is responsible as well as for enterprise-wide business plan initiatives that involve the function led by such NEO. These objectives are generally measurable by either sales or profit metrics or, in some instances, may be more project-oriented. The quality of execution of an NEO’s general job responsibilities is also assessed as part of the performance management system. Our performance management system is designed to allow the flexibility to change with the needs of our business. As such, each NEO meets with our President and Chief Executive Officer for a mid-year evaluation of his or her performance as well as the continued applicability of the previously determined performance goals. Based on the mid-year evaluation, performance goals may be modified as the NEO and President and Chief Executive Officer determine in order to best meet our strategic goals. At year end, each NEO again meets with our President and Chief Executive Officer to rate his or her performance under this system. Our President and Chief Executive Officer makes the final determination as to each NEO’s performance rating.

Upon attaining the target individual performance rating, an executive would have earned a cash incentive award equal to 15.8% of his or her fiscal year 2012 base salary. Where an executive’s performance rating exceeded a ‘3’, the individual performance component of the cash incentive award would be increased on a pro-rata basis up to a maximum of 22.1% of the executive’s fiscal year 2012 base salary. No cash incentive would have been awarded for the individual performance component unless an executive achieved a performance rating of at least ‘2’, or ‘Needs Improvement’.

The following table sets forth, for all of our executive officers (including our NEOs), other than our President and Chief Executive Officer, the fiscal year 2012 net income targets as well as the corresponding weight and the aggregate available bonus pool for purposes of the corporate financial performance component of the bonus calculation.

Company Performance		Bonus Potential
	Net Income as a % of Plan	Net Income	Target Bonus Multiplier	Bonus Target	Bonus as a % of Base Salary	Weighting for Company Performance	Financial Performance Bonus %	Financial Performance Bonus Pool
		(in thousands)
Maximum	116%	$ 34,782	254%		114%		74.2%	$1,195,579
Target	100%	$ 29,919	100%	45%	45%	65%	29.3%	$471,071
Threshold(1)	84%	$ 25,177	54%		24%		15.8%	$254,119

(1)	No company performance bonus for net income below $25,177.

The following table sets forth, for all of our executive officers (including our NEOs), other than our President and Chief Executive Officer, the fiscal year 2012 individual performance targets as well as the corresponding weight and the aggregate available bonus pool for purposes of the individual performance component of the bonus calculation.

Individual Performance		Bonus Potential
	Performance Rating	Target Bonus Multiplier	Bonus Target	Bonus as a % of Base Salary	Weighting for Company Performance	Individual Performance Bonus %	Individual Performance Bonus Pool
Maximum	5	140%		63%		22.1%	$355,115
Target	3	100%	45%	45%	35%	15.8%	$253,654
Threshold(1)	2	60%		27%		9.5%	$152,192

(1)

If net income falls below $25,177, no bonus will be earned for individual performance. However, discretionary bonuses may be awarded by our President and Chief Executive Officer based upon individual performance to a pooled limit of $300,000.

The following table sets forth, for all of our executive officers (including NEOs), other than our President and Chief Executive Officer, the aggregate bonus potential for fiscal year 2012 including threshold, target and maximum aggregate bonus amounts available.

	Aggregate Bonus Potential
	Aggregate Performance Bonus %	Aggregate Financial Performance Bonus Pool
Maximum	96%	$1,550,694
Target	45%	$724,725
Threshold(1)	25%	$406,311

(1)

If net income falls below $25,177, no bonus will be earned. However, discretionary bonuses may be awarded by our President and Chief Executive Officer based upon individual performance to a pooled limit of $300,000.

The following table sets forth, for our President and Chief Executive Officer, the fiscal year 2012 net income targets as well as the corresponding weight and the aggregate available bonus for purposes of the corporate financial performance component of the bonus calculation.

Company Performance		Bonus Potential
	Net Income as a % of Plan	Net Income	Target Bonus Multiplier	Bonus Target	Bonus as a % of Base Salary	Weighting for Company Performance	Financial Performance Bonus %	Financial Performance Bonus
		(in thousands)
Maximum	116%	$ 34,782	250%		200%		200%	$1,267,968
Target	100%	$ 29,919	100%	80%	80%	100%	80%	$508,000
Threshold(1)	84%	$ 25,177	54%		43%		43%	$274,040

(1)	No company performance bonus for net income below plan of $25,177.

During fiscal year 2012, we achieved net income of $23.5 million, which was below our threshold of $25.2 million and resulted in no financial performance bonuses for our executive officers (including our NEOs) and our President and Chief Executive Officer. Discretionary bonuses of $250,000 were awarded to our executive officers (including our NEOs) during fiscal year 2012, with the amounts awarded to our NEOs set forth in the Summary Compensation Table.

Long-Term Equity Incentives

Our equity incentive structure is intended to accomplish the following main objectives:

•	balance and align the interests of participants and stockholders;

•	reward participants for demonstrated leadership and performance in relation to the creation of stockholder value;

•	increase equity ownership levels of key associates;

•	ensure competitive levels of compensation in line with our peer group; and

•	assist us in attracting, retaining and motivating key associates.

Gordmans Stores, Inc. 2010 Omnibus Incentive Compensation Plan

We adopted the Gordmans Stores, Inc. 2010 Omnibus Incentive Compensation Plan (the “2010 Plan”) in connection with our initial public offering. The 2010 Plan is administered by the Compensation Committee. The 2010 Plan provides for the granting of stock options, including incentive stock options and nonqualified stock options, stock appreciation rights, shares of restricted stock, restricted stock units, rights to dividend equivalents and other stock-based awards. As of March 31, 2013, the aggregate number of shares reserved for issuance under the 2010 Plan was 2,573,096, of which there were 559,946 shares available for future grant. The Compensation Committee determines the terms and conditions of each award, including the number of shares subject to the award, the vesting terms of the award and the purchase price for the award. Awards may be made in assumption of or in substitution for outstanding awards previously granted by us or our affiliates, or a company acquired by us or with which we combine. Stock option awards are valued using the Black-Scholes option valuation model, which is further disclosed in the notes to the consolidated financial statements in our Annual Report on Form 10-K.

Our NEOs were awarded stock options and shares of restricted stock during fiscal year 2012 as summarized in “Compensation Tables—Grants of Plan-Based Awards.” The number of stock options and shares of restricted stock granted to our NEOs was intended to serve as compensation for each executive’s performance, an incentive for each NEO to sustain his or her level of performance in the future and as a retention mechanism. The Compensation Committee determined the number of stock options and shares of restricted stock to be issued. The options and restricted stock were granted with an exercise price equal to the fair market value of our common stock as of the date of grant, and are subject to straight-line vesting at varying rates of either 20% vesting each year over a five-year period or 25% vesting each year over a four-year period, commencing on the first anniversary of the date of grant. Stock options and shares of restricted stock were also awarded to our NEOs in fiscal year 2011, as summarized in “Compensation Tables—Outstanding Equity Awards At Fiscal Year-end.”

Additional Executive Benefits and Perquisites

We provide the following benefits to our executive officers, including our NEOs, on the same basis as other eligible associates:

•	health insurance;

•	vacation, personal holidays and sick days; and

•	a 401(k) savings plan.

We believe these benefits are generally consistent with those offered by other companies and specifically with those companies with which we compete for associates. Our executive officers are reimbursed for any reasonable relocation expenses they incur as defined in their offer letters. We also provide an automobile allowance to our President and Chief Executive Officer and our Senior Vice President of Stores.

Retirement Plan Benefits

We do not sponsor a defined benefit retirement plan as we do not believe that such a plan best serves the needs of our associates or the business at this time. We sponsor a tax-qualified defined contribution retirement plan. Participation in the qualified plan is available to associates who meet certain age and service requirements.

401(k) Savings Plan

We offer a 401(k) savings plan that allows associates to defer a percentage of their income by making pretax contributions to the savings plan. The plan is available to all eligible associates, including our NEOs. In fiscal 2012 we provided a matching contribution equal to 50% of associate deferrals up to a maximum of 4% of an associate’s base salary.

Employment Agreements and Severance and Change in Control Benefits

We have entered into an employment letter agreement with our President and Chief Executive Officer and severance agreements with our other NEOs that contain severance benefits and change in control provisions. We believe these severance and change in control benefits are essential elements of our executive compensation package and assist us in recruiting and retaining talented individuals. In addition, we may enter into employment agreements with certain other executive officers. See “Compensation Tables—Agreements with, and Potential Payments to, Named Executive Officers—Potential Payments Upon Termination or Change in Control.”

Accounting and Tax Considerations

In determining which elements of compensation are to be paid, and how they are weighted, we also take into account whether a particular form of compensation will be deductible under Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). Section 162(m) limits our ability to deduct certain compensation in excess of $1.0 million paid to our CEO and to certain of our other NEOs during any fiscal year. This limitation does not apply to compensation that qualifies under applicable regulations as “performance-based”. We take into consideration whether the performance-based compensation we pay to our NEOs will satisfy the requirements for deductibility under Section 162(m); however, the Compensation Committee is authorized to exercise discretion in determining payments in relation to levels of achievement of performance goals and believes that the total compensation program for executive officers should be managed in accordance with the objectives outlined in our compensation objectives and philosophy and in the best overall interests of our stockholders. For this reason, some compensation intended to be performance-based may exceed the limitations or not meet the requirements for deductibility under Section 162(m).

Many other Code provisions, SEC regulations and accounting rules affect the payment of executive compensation and are generally taken into consideration as programs are developed. Our goal is to create and maintain plans that are efficient, effective and in full compliance with these requirements.

Report of the Compensation Committee

The information contained in the following report of Gordmans’ Compensation Committee is not considered to be “soliciting material,” “filed” or incorporated by reference in any past or future filing by Gordmans under the Exchange Act or the Securities Act of 1933, as amended, unless and only to the extent that Gordmans specifically incorporates it by reference.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with the Company’s management and, based upon such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Annual Report on Form 10-K for the fiscal year ended February 2, 2013.

This report is submitted by all of the current members of the Compensation Committee.

Respectfully submitted,

The Compensation Committee

T. Scott King, Chair

Jason H. Neimark

Donald V. Roach

Compensation Tables

The purpose of the following tables is to provide information regarding the compensation earned by our NEOs during our three most recently completed fiscal years.

Summary Compensation Table

The following table shows the compensation earned by our current NEOs during the fiscal years ended February 2, 2013, January 28, 2012, and January 29, 2011, referred to as fiscal years 2012, 2011 and 2010, respectively.

Name and Principal Position	Year	Salary ($)		Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)		Total ($)
Jeffrey J. Gordman,	2012	635,000		—	453,390	356,322	55,367	—	20,600	(5)	1,520,679
President, CEO	2011	595,000		—	167,479	205,800	381,167	2,721	20,500	(5)	1,372,667
and Secretary	2010	590,000		1,225,000	—	452,867	1,056,690	8,376	20,500	(5)	3,353,433

Michael D. James,	2012	235,000		—	73,185	57,011	32,016	—	5,000	(6)	402,212
Senior Vice President, CFO,	2011	215,000		—	33,496	46,550	68,994	367	4,900	(6)	369,307
Assistant Secretary and Treasurer	2010	207,000		245,000	—	77,107	146,760	1,131	4,900	(6)	681,898

Johanna K. Lewis,	2012	283,019	(7)	—	107,100	84,534	—	—	—		474,653
Executive Vice President and	2011	279,500	(7)	—	23,926	56,350	93,061	—	—		452,837
Chief Merchandising Officer	2010	260,000		255,000	—	458,338	191,620	—	73,231	(8)	1,238,189

Michael S. Morand,	2012	250,000		—	89,250	69,790	34,059	—	—		443,099
Executive Vice President and	2011	195,000		—	43,066	56,350	62,576	—	—		356,992
Chief Merchandising Officer(9)	2010	180,000		315,000	—	99,138	132,660	—	—		726,798

Tracie L. Wickenhauser,	2012	250,000		—	396,270	301,406	34,059	—	96,765	(12)	1,078,500
Senior Vice President of	2011	14,423	(11)	—	—	—	—	—	90,000	(12)	104,423
Stores(10)

Michael E. Wirkkala,	2012	303,000		—	137,445	108,125	49,536	—	33,316	(8)	631,422
Executive Vice President of	2011	75,000	(14)	—	—	144,400	24,803	—	75,117	(15)	319,320
Operations and Chief Operating Officer(13)

(1)

Fiscal 2010 bonus represents amounts paid in connection with bonus agreements that provided each NEO with a cash bonus in the aggregate amount equal to the amount such NEO would have received pursuant to the dividends paid in 2010 if all of such NEO’s options had been vested and exercised as of the dividend date.

(2)

Awards reflect the aggregate grant date fair value computed in accordance with ASC Topic 718. In connection with our initial public offering, all existing options outstanding under the 2009 Stock Option Plan were terminated. In exchange, pursuant to option termination agreements, each participant received the following awards under the 2010 Plan: (1) 12 months from the date of the initial public offering, vested restricted stock to replace the intrinsic value of the participant’s vested options under the 2009 Stock Option Plan and (2) unvested restricted stock to replace the intrinsic value of the participant’s unvested options under the 2009 Stock Option Plan, with the same vesting schedule as that of the existing options.

In exchange for an aggregate of 1,285,570 stock options terminated in connection with our initial public offering, an aggregate of 977,547 shares of restricted stock were awarded in August 2011, of which 399,780 shares were withheld by the Company to satisfy tax withholding obligations. Shares of restricted stock vest at a rate of 20% per year based on the dates of the terminated options that the restricted stock replaced. See “Grants of Plan-Based Awards” below for further details. The termination and exchange of options did not result in any additional compensation expense to the Company.

2011 stock awards represent incremental compensation in accordance with FASB Topic 718 related to a change in the estimated forfeiture rate for stock awards issued in August 2011 pursuant to the stock option termination agreements described above. In accordance with this agreement, stock awards replaced stock options granted in 2009 to Mr. Gordman, Mr. James and Mr. Morand and stock options granted in 2010 and 2009 to Ms. Lewis. Compensation related to the stock awards issued in 2011 has been recognized as follows in the Summary Compensation Table:

	2011 Stock Awards	2010 Stock Options	Awards
Mr. Gordman	$167,479	$—	$167,479
Mr. James	33,496	—	33,496
Ms. Lewis	23,926	359,200	383,126
Mr. Morand	43,066	—	43,066

Additional stock awards were issued to all of our NEOs in September 2012 subject to time vesting at a rate of either 25% per year over four years or 20% per year over five years. Additional stock options were granted to all of our NEOs in September 2012 subject to time vesting at a rate of 25% per year over four years and to all of our NEOs, excluding Mr. Wirkkala and Ms. Wickenhauser, in June 2011 subject to time vesting at a rate of 20% per year over five years. Stock options were granted to Ms. Wickenhauser in March 2012 subject to time vesting at a rate of 20% per year over five years. Stock options were granted to Mr. Wirkkala in December 2011 subject to time vesting at a rate of 20% per year over five years. In addition, in connection with our initial public offering on August 10, 2010 and pursuant to our 2010 Plan, each participant received options in an amount determined by the Compensation Committee with an exercise price equal to the Company’s initial public offering price, subject to time vesting at a rate of 20% per year over five years. The Company uses the Black-Scholes option valuation model to estimate fair value of the options. The significant assumptions used in applying the Black-Scholes option valuation model are further disclosed in the notes to the consolidated financial statements in our Annual Report on Form 10-K.

(3)

Represents amounts earned under our performance-based cash incentive plan. See “Compensation Discussion and Analysis—Elements of Compensation-Performance-Based Cash Incentive Awards” for a more detailed discussion of the performance-based cash incentive plan.

(4)

Represents the amount by which earnings of 5.40% and 6.32% in fiscal years 2011 and 2010, respectively, on each NEO’s nonqualified deferred compensation account balance exceeded 120% of the applicable federal long-term rate.

(5)

Represents $15,600 in automobile allowance and $5,000 in 401(k) matching contributions in fiscal year 2012 and $15,600 in automobile allowance and $4,900 in 401(k) matching contributions in both fiscal years 2011 and 2010.

(6)	Represents 401(k) company matching contributions.

(7)

Ms. Lewis resigned from her position with the Company effective January 13, 2013; as such, 2012 reflects Ms. Lewis’s salary for fiscal year 2012 through January 13, 2013. 2011 reflects Ms. Lewis’s annual base salary of $272,000 through September 4, 2011 and Ms. Lewis’s annual base salary of $290,000 effective September 4, 2011 for the remainder of 2011.

(8)	Represents reimbursement of moving related expenses.

(9)

Mr. Morand was named Executive Vice President and Chief Merchandising Officer effective February 11, 2013. Prior to this, Mr. Morand was the Executive Vice President of Planning, Allocation and Analysis for all periods presented.

(10)	Ms. Wickenhauser’s employment with the Company began on January 9, 2012.

(11)	Reflects Ms. Wickenhauser’s annual base salary of $250,000 prorated from her hire date of January 9, 2012.

(12)	Represents $88,515 for the reimbursement of moving related expenses and $8,250 in automobile allowance in fiscal year 2012 and a signing bonus of $90,000 for fiscal year 2011.

(13)	Mr. Wirkkala’s employment with the Company began on October 31, 2011.

(14)	Reflects Mr. Wirkkala’s annual base salary of $300,000 prorated from his hire date of October 31, 2011.

(15)	Represents a signing bonus of $50,000 and the reimbursement of $25,117 in moving related expenses.

Grants of Plan-Based Awards

		Estimated Potential Payouts Under Non-Equity Incentive Plan Awards			Estimated Potential Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares or Stock Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Award Options ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Jeffrey J. Gordman		273,050	508,000	1,270,000	—	—	—	—		—		—	—
	9/27/12	—	—	—	—	—	—	—		72,500	(3)	17.85	356,322
	9/27/12	—	—	—	—	—	—	25,400	(1)	—		—	453,390

Michael D. James		59,450	106,000	211,500	—	—	—	—		—		—	—
	9/27/12	—	—	—	—	—	—	—		11,600	(3)	17.85	57,011
	9/27/12	—	—	—	—	—	—	4,100	(1)	—		—	73,185

Johanna K. Lewis(5)		—	—	—	—	—	—	—		—		—	—
	9/27/12	—	—	—	—	—	—	—		17,200	(3)	17.85	84,534
	9/27/12	—	—	—	—	—	—	6,000	(1)	—		—	107,100

Michael S. Morand		63,250	112,750	225,000	—	—	—	—		—		—	—
	9/27/12	—	—	—	—	—	—	—		14,200	(3)	17.85	69,790
	9/27/12	—	—	—	—	—	—	5,000	(1)	—		—	89,250

Tracie L. Wickenhauser		63,250	112,750	225,000	—	—	—	—		—		—	—
	3/22/12	—	—	—	—	—	—	—		40,000	(4)	19.71	224,735
	9/27/12	—	—	—	—	—	—	—		15,600	(3)	17.85	76,671
	9/27/12	—	—	—	—	—	—	22,200	(2)	—		—	396,270

Michael E. Wirkkala		76,650	136,650	272,700	—	—	—	—		—		—	—
	9/27/12	—	—	—	—	—	—	—		22,000	(3)	17.85	108,125
	9/27/12	—	—	—	—	—	—	7,700	(1)	—		—	137,445

(1)	Shares of restricted stock are issued and vest at a rate of 25% per year over four years, commencing on the first anniversary of the grant date and ending on the fourth anniversary of the grant date. Vesting is immediate upon a change in control of the Company or a participant’s death or disability, as defined in the 2010 Plan.
(2)	On September 27, 2012, Ms. Wickenhauser was issued 22,200 total shares of restricted stock, with 5,500 of the shares vesting at a rate of 25% per year over four years and 16,700 of the shares vesting at a rate of 20% per year over five years, commencing on the first anniversary of the grant date and ending on the fourth and fifth anniversary of the grant date, respectively. Vesting is immediate upon a change in control of the Company or a participant’s death or disability, as defined in the 2010 Plan.
(3)	Stock options vest at a rate of 25% per year over four years, commencing on the first anniversary of the grant date and ending on the fourth anniversary of the grant date. Vesting is immediate upon a change in control of the Company or a participant’s death or disability, as defined in the 2010 Plan.
(4)	Stock options vest at a rate of 20% per year over five years, commencing on the first anniversary of the grant date and ending on the fifth anniversary of the grant date. Vesting is immediate upon a change in control of the Company or a participant’s death or disability, as defined in the 2010 Plan.
(5)	As Ms. Lewis resigned effective January 13, 2013, she was not eligible for non-equity incentive plan awards for fiscal year 2012.

Outstanding Equity Awards at Fiscal Year-End

In connection with our initial public offering, all existing options outstanding under the 2009 Stock Option Plan were terminated. In exchange, each participant received the following awards under the 2010 Plan: (1) 12 months from the date of the initial public offering, vested restricted stock to replace the intrinsic value of the participant’s vested options under the 2009 Stock Option Plan and (2) unvested restricted stock to replace the intrinsic value of the participant’s unvested options under the 2009 Stock Option Plan, with the same vesting schedule as that of the existing options. In exchange for an aggregate of 1,285,570 stock options terminated in connection with our initial public offering, an aggregate of 977,547 shares of restricted stock were awarded in August 2011, of which 399,780 shares of restricted stock were withheld from participants in order to satisfy tax withholding obligations. As of February 2, 2013, 458,163 shares of restricted stock were vested for accounting purposes.

The following table sets forth certain information with respect to the outstanding equity awards of each of our NEOs as of February 2, 2013.

		Option Awards(1)				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($/Sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Jeffrey J. Gordman	8/10/10	56,432	84,648	11.00	8/10/20	—	—
	6/3/11	8,400	33,600	16.64	6/3/21	—	—
	8/10/11	—	—	—	—	56,559	690,585
	9/27/12	—	72,500	17.85	9/27/22	25,400	310,134
Michael D. James	8/10/10	9,608	14,413	11.00	8/10/20	—	—
	6/3/11	1,900	7,600	16.64	6/3/21	—	—
	8/10/11	—	—	—	—	11,312	138,120
	9/27/12	—	11,600	17.85	9/27/22	4,100	50,061
Johanna K. Lewis(3)	8/10/10	12,354	—	11.00	8/10/20	—	—
	6/3/11	2,300	—	16.64	6/3/21	—	—
Michael S. Morand	8/10/10	12,354	18,530	11.00	8/10/20	—	—
	6/3/11	2,300	9,200	16.64	6/3/21	—	—
	8/10/11	—	—	—	—	14,544	177,582
	9/27/12	—	14,200	17.85	9/27/22	5,000	61,050
Tracie L. Wickenhauser	3/22/12	—	40,000	19.71	3/22/22	—	—
	9/27/12	—	15,600	17.85	9/27/22	22,200	271,062
Michael E. Wirkkala	12/5/11	8,000	32,000	12.68	12/5/21	—	—
	9/27/12	—	22,000	17.85	9/27/22	7,700	94,017

(1)	Options vest at a rate of 20% per year over five years, commencing on the first anniversary of the grant date and ending on the fifth anniversary of the grant date, for all options granted on August 10, 2010, June 3, 2011, December 5, 2011 and March 22, 2012. Options granted on September 27, 2012 vest at a rate of 25% per year over four years, commencing on the first anniversary of the grant date and ending on the four anniversary of the grant date. Vesting is immediate upon a change in control of the company or a participant’s death or disability, as defined in the 2010 Plan.

(2)	Market value based upon the $12.21 closing price of our common stock on February 2, 2013.

(3)	Ms. Lewis resigned effective January 13, 2013; as a result, 18,530 unvested stock options issued on August 10, 2010, 9,200 unvested stock options issued on June 3, 2011, 17,200 unvested stock options issued on September 27, 2012, 18,942 unvested shares of restricted stock issued on August 10, 2011 and 6,000 unvested shares of restricted stock issued on September 27, 2012 were forfeited on such date. According to the 2010 Plan, all vested stock options on Ms. Lewis’s date of resignation must be exercised by Ms. Lewis within 90 days from her date of termination, at which time the stock options expire.

Option Exercises and Stock Vested

There were no stock options exercised by our NEOs during fiscal year 2012. The following table provides the aggregate value realized by certain NEOs upon the vesting of restricted stock awards in fiscal year 2012.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Jeffrey J. Gordman	56,559	1,070,096
Michael D. James	11,312	214,023
Johanna K. Lewis	9,473	169,536
Michael S. Morand	14,544	275,172
Tracie L. Wickenhauser	—	—
Michael E. Wirkkala	—	—

(1)	Amount equals the average of the high and low prices of our common stock on the applicable vesting dates multiplied by the number of shares that vested on such dates.

Pension Benefits

Our NEOs did not participate in or have account balances in any qualified or nonqualified defined benefit plans sponsored by us. Our Board or Compensation Committee may elect to adopt qualified or nonqualified benefit plans in the future if it determines that doing so is in our best interest.

Nonqualified Deferred Compensation

In June 2010, we terminated our nonqualified deferred compensation plan. However, the nonqualified deferred compensation plan continued to accrue interest through May 31, 2011 and balances on that date were paid to participants in June 2011.

Agreements with, and Potential Payments to, Named Executive Officers

The following summaries provide a description of the agreements we have entered into with our NEOs covering the terms of their employment and/or potential severance benefits.

Jeffrey J. Gordman Employment Letter Agreement

We provided Mr. Gordman an employment letter agreement, dated as of October 16, 2008, setting forth the terms pursuant to which he serves as our President and Chief Executive Officer. Mr. Gordman’s fiscal year 2010 annual base salary was set at $590,000 by our Board and was increased to $595,000 for fiscal year 2011 and $635,000 for fiscal year 2012 by our Board. The letter agreement established his target cash incentive award at 65% of his base salary, which was increased to 70% in 2009 when the company match for the Nonqualified Deferred Compensation Plan was eliminated and 80% in 2012 as a result of the benchmarking analysis performed, with a maximum potential of 200% of his base salary. The letter agreement provides Mr. Gordman an automobile allowance and the opportunity to participate in our benefits programs consistent with our other NEOs. The employment letter agreement also states that if Mr. Gordman is terminated by us without cause, then, subject to his execution of a release of claims against us, he will receive 12 months of salary continuation and continued medical and dental coverage until the end of the salary continuation period.

Severance Agreements

We are party to severance agreements with each of our NEOs other than Mr. Gordman (Mr. Gordman’s severance is addressed in his employment letter agreement). The severance agreements provide that should an NEO be terminated without cause or within nine months of a change in control, the location of his or her place of work is moved more than 50 miles, or the position and scope of his or her responsibilities is significantly reduced, then, subject to execution of a release of claims against us, the NEO will receive salary continuation up to the earlier of six months or the date on which the NEO is employed by a third party, and continued medical and dental coverage until the end of the salary continuation period.

Bonus Agreements

In connection with the dividend of $0.97 per share of common stock that we paid in December 2009, we entered into bonus agreements, dated as of January 18, 2010, with each of our NEOs (other than Ms. Wickenhauser and Mr. Wirkkala) and certain of our executive officers. The bonus agreements provide such NEOs and executive officers a cash bonus in an aggregate amount equal to the amount such NEO or executive officer would have received pursuant to the dividend if all of such NEO’s or executive officer’s options had been vested and exercised as of the dividend record date. Under the bonus agreements, the cash bonus is payable only after the occurrence of a change in control (and therefore is not accrued in the financial statements) and is subject to a downward adjustment by the amount, if any, the strike price for such NEO’s or executive officer’s options is greater than the fair market value of a share of our common stock on the date of the change in control, multiplied by the number of options held by such NEO or executive officer. We amended the bonus agreements to provide for accelerated payment upon the successful completion of our initial public offering, and such bonuses were paid subsequent to our initial public offering in August 2010.

In connection with the dividend of $1.29 per share of common stock that we paid in June 2010, we entered into new bonus agreements with each of our NEOs (other than Ms. Wickenhauser and Mr. Wirkkala) and certain of our executive officers. The bonus agreements were on the same terms as the bonus agreements issued in connection with the dividend of $0.97 per share of common stock (described above), as amended to provide for payment upon the successful completion of our initial public offering. We paid bonuses pursuant to these bonus agreements subsequent to our initial public offering in August 2010. See “Summary Compensation Table.”

Potential Payments Upon Termination or Change in Control

The information below describes and quantifies certain compensation that would become payable under the employment letter agreement with our President and Chief Executive Officer and the severance agreements with our other NEOs if his or her employment with us terminated at the end of fiscal year 2012. The information below assumes that each NEO has executed a release of claims against us and has not procured third party employment. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event.

Name	Component	Without Cause ($)	Change in Control ($)	Change in Location or Responsibilities Following Change in Control ($)
Jeffrey J. Gordman	Base Salary Continuation	635,000	—	635,000
	Vesting of Equity Awards(1)	—	1,103,143	—

	Total Severance	635,000	1,103,143	635,000

Michael D. James	Base Salary Continuation	117,500	—	117,500
	Vesting of Equity Awards(1)	—	205,620	—

	Total Severance	117,500	205,620	117,500

Johanna K. Lewis	Base Salary Continuation(2)	150,000	—	150,000
	Vesting of Equity Awards(3)	—	—	—

	Total Severance	150,000	—	150,000

Michael S. Morand	Base Salary Continuation	125,000	—	125,000
	Vesting of Equity Awards(1)	—	261,054	—

	Total Severance	125,000	261,054	125,000

Tracie L. Wickenhauser	Base Salary Continuation	125,000	—	125,000
	Vesting of Equity Awards(4)	—	271,062	—

	Total Severance	125,000	271,062	125,000

Michael E. Wirkkala	Base Salary Continuation	151,500	—	151,500
	Vesting of Equity Awards(5)	—	94,017	—

	Total Severance	151,500	94,017	151,500

(1)

Includes both the unvested stock options issued in August 2010 and the unvested restricted stock issued in August 2011 and September 2012. For the unvested August 2010 stock options, this represents the fair market value of $12.21 per share as of February 2, 2013 less the exercise price of $11.00 per share. For the unvested restricted stock, this represents the fair market value of $12.21 per share as of February 2, 2013. The June 2011 stock options and the September 2012 stock options are not included as the fair market value of $12.21 per share as of February 2, 2013 is less than the exercise price of $16.64 per share and $17.85 per share, respectively.

(2)

In connection with her resignation from the Company effective January 13, 2013, Ms. Lewis will receive $150,000 of base salary continuation for the six month period following her resignation. The $150,000 of salary continuation is included in Accrued Expenses at February 2, 2013 in the Company’s consolidated financial statements.

(3)	Ms. Lewis resigned effective January 13, 2013; as a result, her unvested stock options and unvested restricted stock were forfeited on January 13, 2013 pursuant to the 2010 Omnibus Plan.

(4)

Includes the unvested restricted stock issued in September 2012. For the unvested restricted stock, this represents the fair market value of $12.21 per share as of February 2, 2013. The March 2012 stock options and the September 2012 stock options are not included as the fair market value of $12.21 per share as of February 2, 2013 is less than the exercise price of $19.71 per share and $17.85 per share, respectively.

(5)

Includes the unvested restricted stock issued in September 2012. For the unvested restricted stock, this represents the fair market value of $12.21 per share as of February 2, 2013. The December 2011 stock options and the September 2012 stock options are not included as the fair market value of $12.21 per share as of February  2, 2013 is less than the exercise price of $12.68 per share and $17.85 per share, respectively.

Director Compensation

Messrs. Kasen and Shea each receive an annual fee in the amount of $50,000 as consideration for serving on our Board. Beginning in November 2012, upon becoming an independent member on our Board, Mr. Taylor received $8,333 as consideration for serving on our Board in fiscal year 2012. Mr. Tuchman receives an annual fee in the amount of $60,500 as consideration for serving on our Board and as Chairman of the Audit Committee. Due to their association with Sun Capital, Messrs. King, Roach and Neimark did not receive any compensation for their service as members of our Board during fiscal year 2012. Mr. Gordman also was not paid any additional compensation for serving on our Board. See “Compensation Tables—Summary Compensation Table” for a description of the compensation Mr. Gordman earned during fiscal year 2012 as our President and Chief Executive Officer. All of our directors are reimbursed for reasonable out-of-pocket expenses incurred in connection with attending any meetings of the Board or any committee thereof.

Director and Officer Indemnification and Limitation of Liability

The Company’s Bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware General Corporation Law. In addition, our amended and restated certificate of incorporation provides that our directors will not be liable for monetary damages for breach of fiduciary duty, except as otherwise provided by Delaware law.

There is no pending litigation or proceeding naming any of our directors or officers to which indemnification is being sought, and we are not aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

EXECUTIVE OFFICERS

The following table sets forth the names, ages (as of March 31, 2013) and titles of our current executive officers.

Name	Age	Position
Jeffrey J. Gordman	49	Director, President, Chief Executive Officer and Secretary
Michael D. James	51	Senior Vice President, Chief Financial Officer, Treasurer and Assistant Secretary
Michael S. Morand	55	Executive Vice President and Chief Merchandising Officer
Michael E. Wirkkala	55	Executive Vice President of Operations and Chief Operating Officer
Richard H. Heyman	52	Senior Vice President and Chief Information Officer
Tracie L. Wickenhauser	39	Senior Vice President of Stores
Roger L. Glenn	55	Senior Vice President of Human Resources

For information about Jeff Gordman, our President, Chief Executive Officer and Secretary, please see “Proposal No. 1—Election of Directors.”

Michael D. James joined the Company in 2006 and is Senior Vice President, Chief Financial Officer, Treasurer and Assistant Secretary. Prior to joining Gordmans, Mr. James was the Chief Financial Officer of AMCON Distributing Company from 1994 to 2006. His work experience also includes various positions at the firm now known as PricewaterhouseCoopers where he practiced as a Certified Public Accountant from 1984 to 1994.

Michael S. Morand joined Gordmans in 2007 as Director of Planning, Allocation and Analysis and was promoted to Executive Vice President of Planning, Allocation and Analysis in 2008 and to Executive Vice President and Chief Merchandising Officer in February 2012. Between 2000 and 2006, Mr. Morand held senior level positions in merchandising, strategic planning, allocation and marketing for the May Merchandising Company and Lord & Taylor (both now known as Macy’s) in Los Angeles, St. Louis and New York.

Michael E. Wirkkala joined Gordmans in October 2011 as Executive Vice President of Operations and Chief Operating Officer. Prior to joining Gordmans, Mr. Wirkkala was the Vice President of Store Operations for Charming Charlie. Prior to working for Charming Charlie, Mr. Wirkkala was employed with Macy’s from 1979 to 2010 where he held various executive leadership positions in operations and logistics/supply chain management, most recently serving as Senior Vice President and Chief Financial Officer for Macy’s West.

Richard H. Heyman joined Gordmans in 2009 and is Senior Vice President and Chief Information Officer. Prior to joining Gordmans, Mr. Heyman was Vice President of Information Technology for Pamida Stores from 2007 to 2008 and Project Director at Distributed Intelligence Systems, Inc. from June 2004 to December 2007. Mr. Heyman also founded a retail systems and consulting company, Sirius Retail, and served as its President and Chief Executive Officer from February 1999 to June 2004. He held the position of Vice President of Information Technology and Strategic Planning for Baker’s Supermarkets while with this company from January 1985 to February 1999.

Tracie L. Wickenhauser joined Gordmans in January 2012 as Senior Vice President of Stores. Prior to joining Gordmans, Ms. Wickenhauser was employed with Kohl’s Department Stores from May 2004 to December 2011, where she most recently served as Regional Vice President for the southern California region. She also held district and store management positions at Kohl’s in the St. Louis, Missouri area. Ms. Wickenhauser was employed with Target Stores from January 1999 to May 2004 and held assistant store manager and store manager positions at Target.

Roger L. Glenn joined Gordmans in August 2012 as Senior Vice President of Human Resources. Prior to joining Gordmans, Mr. Glenn was employed with Safeway, Inc. from May 1998 to September 2011, where he most recently served as Group Vice President of Human Resources. He also held various other Human Resources leadership positions at Safeway in the Pleasanton, California area. Mr. Glenn held Human Resources leadership positions with Thorn Americas from 1997 to 1998 and Mervyns from 1983 to 1997.

Family Relationships

There are no family relationships between any of our directors or executive officers.

CERTAIN RELATIONSHIPS AND TRANSACTIONS WITH RELATED PERSONS

Statement of Policy Regarding Transactions with Related Persons

We have adopted a written statement of policy with respect to related party transactions, which is administered by our Nominating and Corporate Governance Committee. Under our related party transaction policy, a “Related Party Transaction” is any transaction, arrangement or relationship between us or any of our subsidiaries and a Related Person not including any transactions involving less than $120,000 when aggregated with all similar transactions, or transactions that have received pre-approval of our Audit Committee. A “Related Person” is any of our executive officers, directors or director nominees, any stockholder beneficially owning in excess of 5% of our stock or securities exchangeable for our stock, any immediate family member of any of the foregoing persons, and any firm, corporation or other entity in which any of the foregoing persons is an executive officer, a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest in such entity.

Pursuant to our related party transaction policy, a Related Party Transaction may only be consummated or may only continue if:

•	our Nominating and Corporate Governance Committee approves or ratifies such transaction in accordance with the terms of the policy; or

•

the chair of our Audit Committee pre-approves or ratifies such transaction and the amount involved in the transaction is less than $120,000, provided that for the Related Party Transaction to continue it must be approved by our Nominating and Corporate Governance Committee at its next regularly scheduled meeting.

If advance approval of a Related Party Transaction is not feasible, then that Related Party Transaction will be considered and, if our Nominating and Corporate Governance Committee determines it to be appropriate, ratified, at its next regularly scheduled meeting. If we decide to proceed with a Related Party Transaction without advance approval, then the terms of such Related Party Transaction must permit termination by us without further material obligation in the event ratification is not forthcoming at the next regularly scheduled meeting of the Nominating and Corporate Governance Committee.

Transactions with Related Persons, though not classified as Related Party Transactions by our related party transaction policy and thus not subject to its review and approval requirements, may still need to be disclosed if required by the applicable securities laws, rules and regulations.

Sun Capital Services Agreement

In connection with our initial public offering, we entered into a Services Agreement with Sun Capital Management to (i) reimburse Sun Capital Management for out-of-pocket expenses incurred in providing consulting services to us and (ii) provide Sun Capital Management with customary indemnification for any such services. We reimbursed Sun Capital Management $56 thousand in fiscal year 2012 for expenses under this Services Agreement.

Registration Agreement

In connection with the shareholders of Gordmans, Inc. selling 100% of the outstanding stock of Gordmans, Inc. to an affiliate of Sun Capital on September 18, 2008 ( the “Sun Capital Transaction”), we entered into a registration agreement with Sun Gordmans, LP (“Sun Gordmans”) and certain other investors identified on the signature pages thereto, pursuant to which Sun Gordmans has the right, on an unlimited number of occasions, to demand that we register shares of our common stock under the Securities Act of 1933, as amended (the “Securities Act”), subject to certain limitations. In addition, the parties thereto are entitled to piggyback registration rights with respect to the registration of shares of our common stock. In the event that we propose to register any shares under the Securities Act either for our own account or for the account of any of our stockholders, the parties thereto having piggyback registration rights are entitled to receive notice of such registration and to include additional shares of our common stock in any such registration, subject to customary cutbacks and other limitations.

These registration rights are subject to conditions and limitations, among them the right of the underwriters of an offering to limit the number of shares of our common stock held by such stockholders to be included in such registration. We are generally required to bear all expenses of such registration (other than underwriting discounts and commissions). We, Sun Gordmans and the other investors party to the registration agreement have agreed to not affect any public sale or distribution of our equity securities (including sales pursuant to Rule 144) during the period commencing seven days before the effective date of a registration statement and ending 90 days thereafter, unless the underwriters managing the registered public offering otherwise agree. In connection with each of these registrations, we have agreed to indemnify the holders of registrable securities against certain liabilities under the Securities Act.

In May 2012, the Company filed a shelf registration statement under the Securities Act of 1933, pursuant to which we, Sun Gordmans, LP and other stockholders named in the registration statement can sell shares of common stock.

Employment and Other Agreements with Management

We have entered into an employment agreement with Mr. Gordman, our President and Chief Executive Officer, and a severance agreement with our other NEOs as well as with Mr. Heyman and Mr. Glenn. For more information regarding these agreements with our NEOs, see “Executive Compensation—Compensation Tables—Agreements with, and Potential Payments to, Named Executive Officers.”

Lease with Related Party

We are party to a lease agreement for our corporate office with A. G. Realty, an organization owned in part by Nelson T. Gordman and Jerome P. Gordman, the uncle and father, respectively, of our President and Chief Executive Officer. The lease for our corporate office had been in effect for 43 years when it expired in 2009, at which time a new five year lease was executed that expires in 2014. This lease contains an option to renew for another five year period, although this option will not be renewed as the Company is relocating its corporate office in early 2014. Rent paid in fiscal year 2012 for our corporate office was $388,500. The aggregate amount of remaining rent due for our corporate office under the lease after fiscal year 2012 is approximately $0.6 million.

Amended and Restated Certificate of Incorporation

Our amended and restated certificate of incorporation provides that for so long as affiliates of Sun Capital own 30% or more of our outstanding shares of common stock, they will have the right to designate a majority of our Board. For so long as Sun Capital has the right to designate a majority of our Board, the directors designated by affiliates of Sun Capital are expected to constitute a majority of each committee of our Board (other than the Audit Committee) and the chairman of each of the committees (other than the Audit Committee) is expected to be a director serving on such committee who is selected by affiliates of Sun Capital, provided that, at such time as we are not a “controlled company” under the NASDAQ Stock Market corporate governance standards, our committee membership will comply with all applicable requirements of those standards and a majority of our Board of Directors will be “independent directors,” as defined under the rules of the NASDAQ Stock Market.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table and accompanying footnotes show information regarding the beneficial ownership of shares of our common stock as of March 31, 2013 for:

•	each person who is known by us to own beneficially more than 5% of our common stock (based on their public filings with the SEC as of March 31, 2013);

•	each director and nominee for director and each of our NEOs; and

•	all current members of our Board and executive officers as a group

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Common stock subject to options that are currently exercisable or exercisable within 60 days of March 31, 2013 are deemed to be outstanding and beneficially owned by the person holding the options. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Percentage of beneficial ownership is based on 19,416,676 shares of common stock outstanding as of March 31, 2013. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder.

Name	Number of Shares	Percent (%)
5% Stockholders:
Sun Gordmans, LP(1)	9,873,719	50.9
H.I.G. Sun Partners, Inc.(2)	12,163	*
Named Executive Officers and Directors:
Jeffrey J. Gordman(3)	418,028	2.2
Michael D. James(4)	78,166	*
Johanna K. Lewis(5)	30,715	*
Michael S. Morand(6)	97,373	*
Tracie L. Wickenhauser(7)	22,200	*
Michael E. Wirkkala(8)	15,700	*
Stewart M. Kasen	2,000	*
Jason H. Neimark(9)	—	*
Donald V. Roach(9)	—	*
James A. Shea	1,000	*
T. Scott King(9)	—	*
Kenneth I. Tuchman	2,500	*
All Named Executive Officers and Directors as a group (12 persons)	667,682	3.4

*	Indicates less than one percent.

(1)

Sun Gordmans is a wholly owned subsidiary of Sun Capital Partners V, L.P. Messrs. Marc J. Leder and Rodger R. Krouse each own 50% of the membership interests in Sun Capital Partners V, Ltd. (“Sun Partners V Ltd”), which in turn is the general partner of Sun Capital Advisors V, L.P. (“Sun Advisors V”), which in turn is the general partner of Sun Capital Partners V, L.P. (“Sun Partners V LP”). As a result, Messrs. Leder and Krouse, Sun Partners V Ltd, Sun Advisors V and Sun Partners V LP may be deemed to have indirect beneficial ownership of the securities owned directly by Sun Gordmans. Each of Messrs. Leder and Krouse, Sun Partners V Ltd, Sun Advisors V and Sun Partners V LP expressly disclaim beneficial ownership of any securities in which they do not have a pecuniary interest. The business address for Sun Gordmans is c/o Sun Capital Partners, Inc., 5200 Town Center Circle, Suite 600, Boca Raton, FL 33486.

(2)	Sun Gordmans has the power to vote the shares held by H.I.G. Sun Partners, Inc. The business address for H.I.G. Sun Partners, Inc. is 1001 Brickell Bay Drive, 27th Floor, Miami, FL 33131.
(3)

Includes 271,237 shares of common stock, 56,559 shares of unvested restricted stock issued in August 2011, 25,400 shares of unvested restricted stock issued in September 2012 and 64,832 stock options currently exercisable or exercisable within 60 days of March 31, 2013.

(4)

Includes 51,246 shares of common stock, 11,312 shares of unvested restricted stock issued in August 2011, 4,100 shares of unvested restricted stock issued in September 2012 and 11,508 stock options currently exercisable or exercisable within 60 days of March 31, 2013.

(5)

Ms. Lewis resigned on January 13, 2013; as a result, all unvested stock options and unvested restricted stock were forfeited on such date. Number of shares includes 28,415 shares of common stock and 2,300 stock options. According to the 2010 Plan, all vested stock options on Ms. Lewis’s date of resignation must be exercised by Ms. Lewis within 90 days from her date of termination, at which time the stock options expire.

(6)

Includes 63,175 shares of common stock, 14,544 shares of unvested restricted stock issued in August 2011, 5,000 shares of unvested restricted stock issued in September 2012 and 14,654 stock options currently exercisable or exercisable within 60 days of March 31, 2013.

(7)	Includes 22,200 shares of unvested restricted stock issued in September 2012.
(8)	Includes 7,700 shares of unvested restricted stock issued in September 2012 and 8,000 stock options currently exercisable or exercisable within 60 days of March 31, 2013.
(9)	Messrs. Neimark, Roach and King are employees of Sun Capital, an affiliate of Sun Gordmans. However, Messrs. Roach and King are not the beneficial owners of the stock held by Sun Gordmans.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Company’s directors, executive officers and beneficial owners of 10% or more of our common stock are required under Section 16(a) of the Exchange Act to file reports of ownership and changes in ownership of the Company’s common stock with the SEC. Based solely on our review of the copies of such reports received by us, or written representations from certain reporting persons, we believe that for fiscal year 2012 all reporting persons complied with Section 16(a) filing requirements.

REPORT OF THE AUDIT COMMITTEE

The information contained in the following report of Gordmans’ Audit Committee is not considered to be “soliciting material,” “filed” or incorporated by reference in any past or future filing by Gordmans under the Exchange Act or the Securities Act of 1933, as amended, unless and only to the extent that Gordmans specifically incorporates it by reference.

The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities relating to the integrity of our financial statements, compliance with legal and regulatory requirements, the independent registered public accounting firm qualifications, independence and performance, the effectiveness of the corporate compliance program and such other duties as directed by the Board of Directors. The Committee operates under a written charter adopted by the Board of Directors.

The Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended February 2, 2013 with the Company’s management. In addition, the Committee has discussed with Grant Thornton LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by the applicable Public Company Accounting Oversight Board and Securities and Exchange Commission requirements.

Based on the Committee’s review and discussions noted above, the Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended February 2, 2013 for filing with the Securities and Exchange Commission.

This report is submitted by all current members of the Audit Committee.

Respectfully submitted,

The Audit Committee

Kenneth I. Tuchman, Chair

Stewart M. Kasen

James A. Shea

PROPOSAL NO. 2 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2013

Our Audit Committee has appointed Grant Thornton LLP to be our independent registered public accounting firm for fiscal year 2013. The stockholders are being asked to ratify this appointment at the Annual Meeting. We do not expect representatives of Grant Thornton LLP to be present at the Annual Meeting.

The following table sets forth the fees for services provided by Grant Thornton in fiscal years 2012 and 2011.

	Fiscal Year 2012	Fiscal Year 2011
Audit Fees	$709,029	$695,769
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total of All Fees	$709,029	$695,769

Audit Fees.    Audit Fees include fees billed for professional services rendered in connection with the audit of our consolidated financial statements and the review of our interim consolidated financial statements included in quarterly reports, as well as fees for services that generally only the independent registered public accounting firm can reasonably be expected to provide, including comfort letters, consents, assistance with the review of registration statements filed with the SEC and consultation regarding financial accounting and/or reporting standards.

Audit-Related Fees.    There were no amounts billed for audit-related services during fiscal year 2012 or fiscal year 2011.

Tax Fees.    There were no amounts billed for tax-related services during fiscal year 2012 or fiscal year 2011.

The Audit Committee pre-approves the terms of all auditing services and the terms of any non-audit services which the independent registered public accounting firm is permitted to render under Section 10A(h) of the Exchange Act. Pursuant to our Audit Committee Pre-Approval Policy, the Audit Committee may delegate the pre-approval to one or more of its members, provided that such approvals are presented to the Audit Committee at a subsequent meeting.

The Audit Committee has adopted a written policy for pre-approvals. The policy provides that the Committee must specifically pre-approve the terms of the annual audit services engagement and may pre-approve, for up to one year in advance, particular types of permissible audit-related, tax and other non-audit services. The policy also provides that the services shall be described in sufficient detail as to the scope of services, fee and fee structure, and the impact on auditor independence. The policy also provides that the Committee should be mindful of the relationship between fees for audit and non-audit services. The Committee has delegated this pre-approval authority to the Chairman of the Committee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2013.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR THE 2014 MEETING

We evaluate director nominees recommended by stockholders in the same manner in which we evaluate other director nominees. We have established through our Nominating and Corporate Governance Committee selection criteria that identifies desirable skills and experience for prospective Board members, including consideration of the potential candidate’s qualification as independent, as well as consideration of diversity, age, skills, expertise and experience in the context of the Board and other criteria determined by the Nominating and Corporate Governance Committee from time to time.

In accordance with Rule 14a-8 of the Exchange Act, any stockholder proposals intended to be included in the proxy statement for the 2014 annual meeting of stockholders of the Company must be received by the Company no later than December 19, 2013, and must otherwise comply with the SEC’s rules, to be considered for inclusion in our proxy materials relating to such meeting.

In addition, our Bylaws establish advance notice procedures for (1) the nomination, other than by or at the direction of the Board, of candidates for election as directors and (2) business to be brought before an annual meeting of stockholders other than by or at the direction of the Board. Any stockholder who wishes to submit a proposal to be acted upon at next year’s annual meeting or who proposes to nominate a candidate for election as a director must submit such notice in compliance with the procedures set forth in our Bylaws. Any such proposals, as well as any questions related thereto, should be timely submitted in writing to our Secretary at the address below. Our Secretary must receive this notice no earlier than January 22, 2014 and no later than February 21, 2014. Any such notice must include the information set forth in our Bylaws.

Stockholder notices should be sent to our Secretary at: Gordmans Stores, Inc., Attention: Secretary, 12100 West Center Road, Omaha, Nebraska 68144. You may also contact our Secretary for a copy of the relevant provisions of our Bylaws regarding the requirements for making stockholder proposals and nominating director candidates.

OTHER MATTERS

As of the date of this proxy statement, we know of no business that will be presented for consideration at the annual meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by stockholders, proxies properly provided to the Company will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

ADDITIONAL INFORMATION

The proxies being solicited hereby are being solicited by our Board. The cost of soliciting proxies will be borne by the Company. We have not retained an outside firm to aid in the solicitation. Officers and associates of the Company may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, telex, facsimile or electronic means. We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of stock.

We are providing without charge, to each person from whom a proxy is solicited, a copy of our Annual Report for fiscal year 2012. To request an additional copy of the Annual Report, please write to Gordmans Stores, Inc., Attention: Investor Relations, 12100 West Center Road, Omaha, Nebraska 68144.

By order of the Board of Directors

Jeff Gordman

President, Chief Executive Officer and Secretary

Omaha, Nebraska

April 19, 2013

Important Notice Regarding the Availability of Proxy Materials for

The Annual Meeting of Stockholders to be held May 22, 2013.

This Proxy Statement and our 2012 Annual Report to Stockholders

are available at http://investor.gordmans.com/financials.cfm

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

GORDMANS STORES, INC.

The undersigned appoints Jeff Gordman and Michael D. James as proxies, with the power to appoint their substitutes, and authorizes them to represent and to vote, as designated on the reverse hereof, all the shares of common stock of Gordmans Stores, Inc. held of record by the undersigned at the close of business on April 5, 2013 at the Annual Meeting of Gordmans Stores, Inc. to be held on May 22, 2013 or at any adjournment thereof.

Please mark your votes as indicated in this example	☒

This proxy will be voted as directed, or if no direction is indicated, will be voted “FOR” Proposals 1 and 2.

The Board of Directors recommends a vote FOR all the nominees listed below in Proposal 1 and a vote FOR Proposal 2.

		For	Withhold
1.	Election of Directors:

	01–Donald V. Roach	☐	☐
	02–T. Scott King	☐	☐
				For	Against	Abstain

2.	Ratification of the Appointment of Grant Thornton LLP as the independent registered public accounting firm for fiscal year 2013.			☐	☐	☐

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such.